Exhibit 99.1

Press Release

MYRA DRUCKER APPOINTED TO INTERACTIVE DATA

BOARD OF DIRECTORS

BEDFORD, Mass – December 14, 2006 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services to financial institutions, active traders and individual investors, today announced that Myra R. Drucker has been appointed to the Company’s Board of Directors. Drucker, an independent director, succeeds Alan Hirschfield who retired from the Board earlier this year. She will also serve on the Board’s Independent Committee.

Drucker, 58, currently serves as an independent trustee of the Putnam Mutual Funds; a member of the board of NYSE LLC, a subsidiary of NYSE Group (NYSE: NYX); and an advisor to RCM Capital Management. She is chair of the board of Commonfund; vice chair of the board of Sarah Lawrence College; and a member of the investment committee of the Kresge Foundation. Drucker was formerly managing director of General Motors Asset Management (GMAM) and chief investment officer of General Motors Trust Bank. Prior to joining GMAM, Drucker was chief investment officer at Xerox Corporation.

“We are delighted that Myra has joined the Interactive Data Board,” stated John Makinson, chairman of the Interactive Data Board of Directors. “Her extensive experience in the investment management industry and her understanding of the complex challenges facing investment firms today make her an excellent fit for Interactive Data. We look forward to her counsel and insights as we work with senior management to develop, refine and implement the Company’s growth strategies worldwide.”

Since September 2006, Interactive Data has appointed three new directors to its Board, including today’s addition of Drucker. There are now 10 members on Interactive Data’s Board of Directors.

Drucker received a B.A. degree in literature and psychology from Sarah Lawrence College and pursued graduate studies in economics, statistics and portfolio theory at Temple University.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act and laws. These statements include our statement regarding Ms. Drucker’s role in helping senior management develop, refine and implement Interactive Data’s growth strategies worldwide. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation.

The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation. The Interactive Data Managed Solutions business includes Interactive Data Managed Solutions, a Frankfurt, Germany corporation. IS.Teledata AG was renamed as Interactive Data Managed Solutions in 2006 following Interactive Data’s acquisition of IS.Teledata in mid-December 2005.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

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